Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR THIRD QUARTER 2018

IRVINE, CA  – November 5, 2018 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate in the hospitality sector, today announced results for the third quarter ended September 30, 2018.

Third Quarter 2018 Operational Results (as compared to Third Quarter 2017):

•	Net income increased 436.2% to $91.6 million. Excluding the effect of the gain on the Hyatt Regency Newport Beach sold during the third quarter of 2018, net income would have increased by 125.1%.
•

Income attributable to common stockholders per diluted common share increased 660.0% to $0.38. Excluding the effect of the gain on the Hyatt Regency Newport Beach sold during the  third quarter of 2018,  income attributable to common stockholders per diluted common share would have increased 180.0%.

•	24 Hotel Total Portfolio RevPAR increased 3.2% to $186.93.
•	22 Hotel Comparable Portfolio (which excludes the two hotels held for sale as of September 30, 2018) RevPAR increased 3.7% to $197.44.
•	22 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net increased 10 basis points to 31.8%.
•	Adjusted EBITDAre, excluding noncontrolling interest decreased 3.5% to $84.6 million.
•	Adjusted FFO attributable to common stockholders per diluted share decreased 3.2% to $0.30.

John Arabia,  President and Chief Executive Officer, stated, “We are pleased with our third quarter results, as both transient and group room rates increased meaningfully, offsetting approximately $1 million of unanticipated revenue displacement from hurricane activity, and resulting in third quarter Adjusted EBITDAre and Adjusted FFO per diluted share that exceeded the high end of our guidance. Similarly, we increased our 2018 earnings guidance by a notable margin as a result of our strong third quarter performance, improved outlook for fourth quarter operations and the successful fourth quarter resolution of a business interruption claim related to 2018 disruption following Hurricane Irma. Separately, the recent sale of two legacy hotels in Houston, Texas, improves our long-term growth prospects and further consolidates the quality of our portfolio into Long-Term Relevant Real Estate.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change		2018	2017	Change

Net Income	$91.6	$17.1	436.2%		$181.3	$132.3	37.0%
Income Attributable to Common Stockholders per Diluted Share	$0.38	$0.05	660.0%		$0.73	$0.52	40.4%

24 Hotel Total Portfolio RevPAR (1)	$186.93	$181.17	3.2%		$181.38	$178.56	1.6%
22 Hotel Comparable Portfolio RevPAR (1)	$197.44	$190.37	3.7%		$190.68	$187.09	1.9%

22 Hotel Comparable Portfolio Occupancy (1)	86.1%	87.0%	(90)	bps	84.0%	84.9%	(90)	bps
22 Hotel Comparable Portfolio ADR (1)	$229.31	$218.82	4.8%		$227.00	$220.37	3.0%

22 Hotel Comparable Portfolio Adjusted EBITDAre Margin (1) (2)	31.8%	31.7%	10	bps	31.1%	31.8%	(70)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$84.6	$87.6	(3.5)%		$248.2	$259.4	(4.3)%
Adjusted FFO Attributable to Common Stockholders	$67.9	$70.4	(3.6)%		$197.5	$208.5	(5.3)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.30	$0.31	(3.2)%		$0.87	$0.94	(7.4)%

(1)

The 24 Hotel Total Portfolio is comprised of all hotels owned by the Company as of September 30, 2018. The 22 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of September 30, 2018, except the Hilton North Houston and the Marriott Houston (the “Houston hotels”), which were classified as held for sale at September 30, 2018 and subsequently sold in October 2018. Both the 24 Hotel Total Portfolio and the 22 Hotel Comparable Portfolio include prior ownership results for the Oceans Edge Resort & Marina acquired in July 2017.

(2)	The 22 Hotel Comparable Portfolio Adjusted EBITDAre Margins exclude any prior year property tax adjustments, net.

Disclosures regarding the non-GAAP financial measures in this release are included on pages 5 through 7. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 10 through 15  of this release.

The Company’s actual results for the quarter ended September 30, 2018 compare to its guidance originally provided as follows:

Metric	Quarter Ended September 30, 2018 Guidance (1)	Quarter Ended September 30, 2018 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income ($ millions)	$84 to $88	$92	+ $6
24 Hotel Comparable Portfolio RevPAR Growth (2)	+ 1.25% to + 3.25%	3.2%	+ 0.95%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$79 to $82	$85	+ $4
Adjusted FFO Attributable to Common Stockholders ($ millions)	$62 to $65	$68	+ $4
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.27 to $0.29	$0.30	+ $0.02
Diluted Weighted Average Shares Outstanding	227,500,000	227,500,000	―

(1)	Reflects guidance presented on July 30, 2018.
(2)

The 24 Hotel Total Portfolio RevPAR Growth is comprised of all 24 hotels owned by the Company as of September 30, 2018, including the Houston hotels, which were classified as held for sale at September 30, 2018, as well as prior ownership results for the Oceans Edge Resort & Marina acquired in July 2017.

Recent Developments

On October 17, 2018, the Company sold the fee simple interests in the 480-room Hilton North Houston and the 390-room Marriott Houston for a combined gross sale price of $33.0 million or approximately $38,000 per key. The sale price represents an 8.2x multiple on trailing 12-month hotel Adjusted EBITDAre and an 8.5% capitalization rate on trailing 12-month net operating income before the impact of significant expected brand-mandated capital expenditures. See page 15 for detailed reconciliations to non-GAAP financial measures.

On October 17, 2018, the Company entered into an Amended and Restated Credit Agreement with a consortium of lenders which provides for a $500 million unsecured revolving credit facility with an initial maturity date of April 14, 2023. In addition, the Company modified certain terms of $185 million of existing unsecured term loan debt, which will reduce annual interest expense on the term loans by 45 basis points.

Balance Sheet/Liquidity Update

As of September  30, 2018, the Company had $719.5 million of cash and cash equivalents, including restricted cash of $68.8 million, total assets of $3.9 billion, including $3.1 billion of net investments in hotel properties, total consolidated debt of $984.9 million and stockholders’ equity of $2.7 billion.

Capital Improvements

The Company invested $37.0 million and $117.7 million into capital improvements of its portfolio during the three and nine months ended September 30, 2018, respectively. In 2018, the Company expects to invest approximately $155 million to $165 million into its portfolio. Based on the expected timing and scope of its 2018 projects, the Company expects $9 million to $11 million of total revenue displacement related to all capital projects in 2018,  substantially all of which was incurred during the first nine months of 2018.  The anticipated revenue displacement is expected to reduce the Company’s 2018 total Comparable Portfolio RevPAR growth by approximately 100 basis points.

2018 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, noncash impairment expense, changes in deferred tax assets or valuation allowances, severance costs associated with restructuring hotel services, uninsured property losses, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, or unannounced financings during 2018.

For the fourth quarter of 2018, the Company expects:

Metric	Quarter Ended December 31, 2018 Guidance (1)
Net Income ($ millions)	$29 to $33
22 Hotel Comparable Portfolio RevPAR Growth	+ 3.0% to + 5.0%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$78 to $81
Adjusted FFO Attributable to Common Stockholders ($ millions)	$60 to $63
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.26 to $0.28
Diluted Weighted Average Shares Outstanding	227,700,000

For the full year of 2018, the Company expects:

Metric	Prior Full Year 2018 Guidance (2)	Adjustments (3)	Adjusted Prior Full Year 2018 Guidance	Current Full Year 2018 Guidance (1)	Change in Full Year 2018 Guidance Midpoint
Net Income ($ millions)	$193 to $210	+ $3	$196 to $213	$211 to $214	+ $8
22 Hotel Comparable Portfolio RevPAR Growth	+ 0.5% to + 2.5%	+ 0.5%	+ 1.0% to + 3.0%	+ 2.0% to + 3.0%	+ 0.5%
Adjusted EBITDAre, excluding noncontrolling interest ($ millions)	$310 to $326	+ $3	$313 to $329	$326 to $329	+ $6
Adjusted FFO Attributable to Common Stockholders ($ millions)	$242 to $258	+ $3	$245 to $262	$257 to $260	+ $5
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.07 to $1.14	+ $0.01	$1.08 to $1.15	$1.13 to $1.15	+ $0.03
Diluted Weighted Average Shares Outstanding	226,500,000	―	226,500,000	226,500,000	―

(1)	See page 12 for detailed reconciliations of Net Income to non-GAAP financial measures.
(2)	Reflects guidance presented on July 30, 2018.
(3)

Adjustments reflect the anticipated fourth quarter operating losses for the Houston hotels, as well as the estimated gain on the sale of the hotels, business interruption insurance proceeds at the Oceans Edge Resort & Marina and the write off of unamortized deferred financing costs in connection with an amendment of the Company’s credit facility agreement and modifications to its term loans.

Fourth quarter and full year 2018 guidance are based in part on the following assumptions:

•

Fourth quarter business interruption insurance proceeds of $4 million to $5 million related to a claim filed for losses incurred at the Oceans Edge Resort & Marina due to disruption following Hurricane Irma.

•	Full year 22 Hotel Comparable Portfolio RevPAR guidance is negatively impacted by approximately 100 basis points, resulting from planned 2018 capital investment projects.
•	Full year revenue displacement of $9 million to $11 million, related to planned 2018 capital investment projects.
•	Full year Adjusted EBITDAre, excluding noncontrolling interest displacement of approximately $6 million to $8 million, related to planned 2018 capital investment projects.
•	Full year total revenue disruption of approximately $1 million related to travel disruptions caused by Hurricanes Florence and Lane.
•

Full year 22 Hotel Comparable Portfolio Adjusted EBITDAre Margin is expected to decline 50 basis points to 75 basis points, which is negatively impacted by approximately 40 basis points resulting from planned 2018 capital investment projects.

•	Full year corporate overhead expense (excluding deferred stock amortization) of approximately $21 million.
•	Full year amortization of deferred stock compensation expense of approximately $9 million.
•

Full year interest expense of approximately $45 million, including approximately $3 million in amortization of deferred financing costs, approximately $2 million of capital lease obligation interest and approximately $5 million noncash gain on derivatives.

•	Full year total preferred dividends of $13 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

The Company expects to declare a fourth quarter “catch-up” dividend (the “Fourth Quarter Dividend”) to stockholders of record on December 31, 2018 of approximately $0.35 to $0.45 per share of common stock, payable in January 2019. The Fourth Quarter Dividend is expected to be paid in cash, and the Company will declare the final amount of the dividend in December 2018. The amount of the Fourth Quarter Dividend could be impacted by a variety of factors, including a material change in expected operating performance or by future asset sales that may result in a net taxable gain or loss. As of the date hereof, the Company does not anticipate generating an aggregate net taxable gain from the sale of all completed or announced dispositions in 2018, and expects the Fourth Quarter Dividend to be comprised primarily of distributions from business operations. The level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

On November 2, 2018, the Company’s board of directors declared cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on January 15, 2019 to stockholders of record as of December 31, 2018.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss third quarter 2018 financial results on November 5, 2018, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website. Alternatively, investors may dial 1-323-994-2093 and reference  confirmation code 5656085  to listen to the call live. A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of November 5, 2018 has interests in 22  hotels comprised of 11,176 rooms. Sunstone’s primary business is to acquire, own, asset manage and renovate hotels considered to be Long-Term Relevant Real Estate, the majority of which are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by producing superior long-term returns through the ownership of Long-Term Relevant Real Estate in the hospitality sector. Our values include transparency, trust, ethical conduct, honest communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to own hotels that will maintain a high appeal with travelers over long periods of time and will generate economic earnings materially in excess of recurring capital requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, changes in the European Union or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; severe weather events or other natural disasters; risks impacting our ability to pay anticipated future dividends; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of November 5, 2018, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre;  Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers.  NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre,  excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions. Our presentation of Adjusted EBITDAre, excluding noncontrolling interest results in a similar metric as our previous disclosure of Adjusted EBITDA.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Noncash ground rent: we exclude the noncash expense incurred from straight-lining our ground lease obligations as this expense does not reflect the actual rent amounts due to the respective lessors in the current period and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; property-level restructuring, severance and management transition costs; lease terminations; and property insurance proceeds or uninsured losses.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net income (loss) allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components.  We  also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. Additionally, we include an adjustment for the cash ground lease expenses recorded on the ground lease at the Courtyard by Marriott Los Angeles and the building lease at the Hyatt Centric Chicago Magnificent Mile. We determined that both of these leases are capital leases, and, therefore, we include a portion of the capital lease payments each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the actual rent due to both hotels’ lessors in the current period, as well as the operating performance of both hotels.  We  also exclude the effect of gains and losses on the disposition of undepreciable assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash interest on our derivatives and capital lease obligations,  the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership, as well as changes to deferred tax assets or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel  Adjusted EBITDAre and hotel  Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 22 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of September 30, 2018,  with the exception of  the Houston hotels, which we classified as held for sale at September 30, 2018 and subsequently sold in October 2018. Our 22 Hotel Comparable Portfolio includes both our results and the prior owner’s results for the Oceans Edge Resort & Marina acquired in July 2017. We obtained prior ownership information from the Oceans Edge Resort & Marina’s previous owner during the due diligence period before acquiring the hotel. We performed a limited review of the information as part of our analysis of the acquisition. We caution you not to place undue reliance on the prior ownership information. We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre,  excluding noncontrolling interest, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders are set forth on pages  10 and 11. Reconciliations and the components of hotel Adjusted EBITDAre and hotel  Adjusted EBITDAre margin are set forth on pages 13 and 14.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$650,691	$488,002
Restricted cash	68,794	71,309
Accounts receivable, net	44,330	34,219
Inventories	1,055	1,323
Prepaid expenses	11,790	10,464
Assets held for sale, net	33,312	122,807
Total current assets	809,972	728,124

Investment in hotel properties, net	3,073,622	3,106,066
Deferred financing costs, net	524	1,305
Other assets, net	34,495	22,317

Total assets	$3,918,613	$3,857,812

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$34,844	$31,810
Accrued payroll and employee benefits	21,196	26,687
Dividends and distributions payable	14,620	133,894
Other current liabilities	47,390	44,502
Current portion of notes payable, net	5,913	5,477
Liabilities of assets held for sale	3,459	189
Total current liabilities	127,422	242,559

Notes payable, less current portion, net	972,814	977,282
Capital lease obligations, less current portion	26,956	26,804
Other liabilities	30,981	28,989
Total liabilities	1,158,173	1,275,634

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at September 30, 2018 and December 31, 2017, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 228,247,062 shares issued and outstanding at September 30, 2018 and 225,321,660 shares issued and outstanding at December 31, 2017	2,282	2,253
Additional paid in capital	2,726,523	2,679,221
Retained earnings	1,106,391	932,277
Cumulative dividends and distributions	(1,313,741)	(1,270,013)
Total stockholders' equity	2,711,455	2,533,738
Noncontrolling interest in consolidated joint venture	48,985	48,440
Total equity	2,760,440	2,582,178

Total liabilities and equity	$3,918,613	$3,857,812

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues
Room	$207,657	$215,768	$608,237	$629,788
Food and beverage	63,911	68,821	217,469	222,943
Other operating	17,740	19,320	52,495	50,717
Total revenues	289,308	303,909	878,201	903,448
Operating expenses
Room	53,928	54,433	159,923	160,282
Food and beverage	46,260	49,262	147,299	150,768
Other operating	4,190	4,256	12,488	12,120
Advertising and promotion	13,593	14,953	41,815	44,810
Repairs and maintenance	10,530	12,882	32,484	34,645
Utilities	8,084	8,331	22,533	22,844
Franchise costs	9,167	9,431	26,981	27,367
Property tax, ground lease and insurance	20,369	21,399	63,658	63,477
Other property-level expenses	31,580	34,511	101,005	105,015
Corporate overhead	7,360	7,233	22,056	21,585
Depreciation and amortization	36,159	39,719	110,181	120,051
Impairment loss	—	34,427	1,394	34,427
Total operating expenses	241,220	290,837	741,817	797,391
Operating income	48,088	13,072	136,384	106,057
Interest and other income	2,592	1,027	7,049	2,597
Interest expense	(11,549)	(17,008)	(31,609)	(41,341)
Loss on extinguishment of debt	—	—	—	(4)
Gain on sale of assets	53,128	—	68,787	45,474
Income (loss) before income taxes and discontinued operations	92,259	(2,909)	180,611	112,783
Income tax (provision) benefit, net	(673)	12,991	692	12,541
Income from continuing operations	91,586	10,082	181,303	125,324
Income from discontinued operations	—	7,000	—	7,000
Net income	91,586	17,082	181,303	132,324
Income from consolidated joint venture attributable to noncontrolling interest	(2,376)	(2,169)	(7,189)	(6,344)
Preferred stock dividends	(3,208)	(3,208)	(9,622)	(9,622)
Income attributable to common stockholders	$86,002	$11,705	$164,492	$116,358

Basic and diluted per share amounts:
Income from continuing operations attributable to common stockholders	$0.38	$0.02	$0.73	$0.49
Income from discontinued operations	—	0.03	—	0.03
Basic and diluted income attributable to common stockholders per common share	$0.38	$0.05	$0.73	$0.52

Basic and diluted weighted average common shares outstanding	227,068	224,142	225,538	221,140

Distributions declared per common share	$0.05	$0.05	$0.15	$0.15

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income	$91,586	$17,082	$181,303	$132,324
Operations held for investment:
Depreciation and amortization	36,159	39,719	110,181	120,051
Amortization of lease intangibles	(98)	63	28	189
Interest expense	11,549	17,008	31,609	41,341
Income tax provision (benefit), net	673	(12,991)	(692)	(12,541)
(Gain) loss on sale of assets, net	(53,077)	14	(68,740)	(45,736)
Impairment loss	—	34,427	1,394	34,427
EBITDAre	86,792	95,322	255,083	270,055

Operations held for investment:
Amortization of deferred stock compensation	2,073	1,848	6,938	6,188
Amortization of favorable and unfavorable contracts, net	(2)	20	3	215
Noncash ground rent	(287)	(281)	(860)	(841)
Capital lease obligation interest - cash ground rent	(590)	(575)	(1,768)	(1,277)
Loss on extinguishment of debt	—	—	—	4
Hurricane-related uninsured losses (insurance proceeds), net	25	1,649	(990)	1,649
Closing costs - completed acquisitions	—	355	—	729
Prior year property tax adjustments, net	—	(448)	117	(549)
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,376)	(2,169)	(7,189)	(6,344)
Depreciation and amortization	(637)	(660)	(1,915)	(2,147)
Interest expense	(513)	(523)	(1,437)	(1,468)
Noncash ground rent	72	72	217	217
Discontinued operations:
Gain on sale of assets	—	(7,000)	—	(7,000)
	(2,235)	(7,712)	(6,884)	(10,624)

Adjusted EBITDAre, excluding noncontrolling interest	$84,557	$87,610	$248,199	$259,431

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income	$91,586	$17,082	$181,303	$132,324
Preferred stock dividends	(3,208)	(3,208)	(9,622)	(9,622)
Operations held for investment:
Real estate depreciation and amortization	35,970	39,611	109,807	119,691
Amortization of lease intangibles	(98)	63	28	189
(Gain) loss on sale of assets, net	(53,077)	14	(68,740)	(45,736)
Impairment loss	—	34,427	1,394	34,427
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(2,376)	(2,169)	(7,189)	(6,344)
Real estate depreciation and amortization	(637)	(660)	(1,915)	(2,147)
Discontinued operations:
Gain on sale of assets	—	(7,000)	—	(7,000)
FFO attributable to common stockholders	68,160	78,160	205,066	215,782

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	(2)	20	3	215
Noncash ground rent	(287)	(281)	(860)	(841)
Noncash interest on derivatives and capital lease obligations, net	(818)	4,534	(4,995)	4,883
Loss on extinguishment of debt	—	—	—	4
Hurricane-related uninsured losses (insurance proceeds), net	25	1,649	(990)	1,649
Closing costs - completed acquisitions	—	355	—	729
Prior year property tax adjustments, net	—	(448)	117	(549)
Noncash income tax provision (benefit), net	719	(13,628)	(1,100)	(13,628)
Noncontrolling interest:
Noncash ground rent	72	72	217	217
Noncash interest on derivative, net	—	(1)	(1)	(5)
	(291)	(7,728)	(7,609)	(7,326)

Adjusted FFO attributable to common stockholders	$67,869	$70,432	$197,457	$208,456

FFO attributable to common stockholders per diluted share	$0.30	$0.35	$0.91	$0.97

Adjusted FFO attributable to common stockholders per diluted share	$0.30	$0.31	$0.87	$0.94

Basic weighted average shares outstanding	227,068	224,142	225,538	221,140
Shares associated with unvested restricted stock awards	419	428	347	329
Diluted weighted average shares outstanding	227,487	224,570	225,885	221,469

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Fourth Quarter and Full Year 2018

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended		Year Ended
	December 31, 2018		December 31, 2018
	Low	High	Low	High

Net income	$29,400	$33,100	$210,600	$214,300
Depreciation and amortization	35,700	35,600	145,900	145,800
Amortization of lease intangibles	100	100	100	100
Interest expense	13,300	13,000	44,800	44,500
Income tax provision (benefit), net	300	300	(400)	(400)
Gain on sale of assets, net	(400)	(500)	(69,100)	(69,200)
Impairment loss	—	—	1,400	1,400
Noncontrolling interest	(2,400)	(2,600)	(12,700)	(12,900)
Amortization of deferred stock compensation	2,100	2,100	9,000	9,000
Noncash ground rent	(300)	(300)	(1,100)	(1,100)
Capital lease obligation interest - cash ground rent	(600)	(600)	(2,400)	(2,400)
Loss on extinguishment of debt	700	700	700	700
Hurricane-related insurance proceeds net of uninsured losses	—	—	(1,000)	(1,000)
Prior year property tax adjustments, net	—	—	100	100
Property-level management transition costs	100	100	100	100
Adjusted EBITDAre, excluding noncontrolling interest	$78,000	$81,000	$326,000	$329,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$29,400	$33,100	$210,600	$214,300
Preferred stock dividends	(3,200)	(3,200)	(12,800)	(12,800)
Real estate depreciation and amortization	35,300	35,200	145,100	145,000
Amortization of lease intangibles	100	100	100	100
Gain on sale of assets, net	(400)	(500)	(69,100)	(69,200)
Impairment loss	—	—	1,400	1,400
Noncontrolling interest	(2,100)	(2,300)	(11,000)	(11,200)
Noncash ground rent	(300)	(300)	(1,100)	(1,100)
Noncash interest on derivatives and capital lease obligations, net	100	100	(5,000)	(5,000)
Loss on extinguishment of debt	700	700	700	700
Hurricane-related insurance proceeds net of uninsured losses	—	—	(1,000)	(1,000)
Prior year property tax adjustments, net	—	—	100	100
Property-level management transition costs	100	100	100	100
Noncash income tax benefit, net	—	—	(1,100)	(1,100)
Adjusted FFO attributable to common stockholders	$59,700	$63,000	$257,000	$260,300

Adjusted FFO attributable to common stockholders per diluted share	$0.26	$0.28	$1.13	$1.15

Diluted weighted average shares outstanding	227,700	227,700	226,500	226,500

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

22 Hotel Comparable Portfolio Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

22 Hotel Comparable Portfolio Adjusted EBITDAre Margin (1)	31.8%	31.9%	31.1%	31.9%
22 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (2)	31.8%	31.7%	31.1%	31.8%

Total revenues	$289,308	$303,909	$878,201	$903,448
Non-hotel revenues (3)	(25)	(22)	(66)	(62)
Total Actual Hotel Revenues	289,283	303,887	878,135	903,386
Prior ownership hotel revenues (4)	—	1,143	—	9,249
Held for sale hotel revenues (5)	(5,862)	(8,209)	(21,515)	(24,742)
Sold hotel revenues (6)	(982)	(24,005)	(20,975)	(77,750)
Total 22 Hotel Comparable Portfolio Revenues	$282,439	$272,816	$835,645	$810,143

Net income	$91,586	$17,082	$181,303	$132,324
Non-hotel revenues (3)	(25)	(22)	(66)	(62)
Non-hotel operating expenses, net (7)	(940)	(740)	(2,498)	(1,621)
Hurricane-related uninsured losses (8)	25	1,649	110	1,649
Hospitality procurement supply rebate (9)	(1,088)	—	(1,088)	—
Corporate overhead	7,360	7,233	22,056	21,585
Depreciation and amortization	36,159	39,719	110,181	120,051
Impairment loss	—	34,427	1,394	34,427
Interest and other income	(2,592)	(1,027)	(7,049)	(2,597)
Interest expense	11,549	17,008	31,609	41,341
Loss on extinguishment of debt	—	—	—	4
Gain on sale of assets	(53,128)	—	(68,787)	(45,474)
Income tax provision (benefit), net	673	(12,991)	(692)	(12,541)
Income from discontinued operations	—	(7,000)	—	(7,000)
Actual Hotel Adjusted EBITDAre	89,579	95,338	266,473	282,086
Prior ownership hotel Adjusted EBITDAre (4)	—	378	—	2,856
Held for sale hotel Adjusted EBITDAre (5)	319	(1,666)	(2,241)	(4,443)
Sold hotel Adjusted EBITDAre (6)	(84)	(7,130)	(4,149)	(21,986)
22 Hotel Comparable Portfolio Adjusted EBITDAre	89,814	86,920	260,083	258,513
Prior year property tax adjustments, net (10)	—	(448)	117	(549)
22 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$89,814	$86,472	$260,200	$257,964

* Footnotes on page  14

(1)	22 Hotel Comparable Portfolio Adjusted EBITDAre Margin is calculated as 22 Hotel Comparable Portfolio Adjusted EBITDAre divided by Total 22 Hotel Comparable Portfolio Revenues.
(2)

22 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 22 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 22 Hotel Comparable Portfolio Revenues.

(3)

Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Wailea Beach Resort.

(4)	Prior ownership includes hotel revenues and Adjusted EBITDAre generated during the prior ownership period for the Oceans Edge Resort & Marina, acquired in July 2017.
(5)

Held for sale hotel includes hotel revenues and Adjusted EBITDAre generated by the Houston hotels, which the Company classified as held for sale at September 30, 2018 and subsequently sold in October 2018.

(6)

Sold hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership period for the Hyatt Regency Newport Beach, sold in July 2018, the Marriott Philadelphia and the Marriott Quincy, both of which were sold in January 2018, along with the Marriott Park City and the Fairmont Newport Beach, sold in June 2017 and February 2017, respectively.

(7)

Non-hotel operating expenses, net include the following: the amortization of lease intangibles; the amortization of a favorable management agreement; noncash ground rent; and capital lease obligation interest - cash ground rent.

(8)

Hurricane-related uninsured losses for the third quarter of 2018 include $25,000 at the Oceans Edge Resort & Marina. Hurricane-related uninsured losses for the first nine months of 2018 include $0.1 million at the Oceans Edge Resort & Marina and a total of $5,000 at the Houston hotels.

(9)	Hospitality procurement supply rebate includes a $1.1 million rebate received from one of the Company's third-party management companies during the third quarter of 2018.
(10)

Prior year property tax adjustments, net for the three months ended September 30, 2018 and 2017 excludes the additional net benefit of zero and $0.4 million, respectively. Prior year property tax adjustments, net for the nine months ended September 30, 2018 and 2017 excludes the additional net expense of $0.1 million and the additional net benefit of $0.5 million, respectively.

Property-Level Adjusted EBITDAre Reconciliation
Houston Hotels

			Plus:	Plus:	Equals:	Less:	Equals:
	Total		Other		Hotel Adjusted	4.0%	Hotel Net
	Revenues	Net Income	Adjustments	Depreciation	EBITDAre	FF&E Reserve	Operating Income

Trailing Four Quarters as of September 30, 2018 (1)	$30,453	$2,055	$(84)	$2,048	$4,019	$(1,218)	$2,801
Trailing Four Quarters EBITDAre Multiple / Cap Rate (2)					8.2x		8.5%

(1)	Data as provided in supplemental financial information reported on the Company’s Current Report on Form 8-K, furnished on February 12, 2018 and November 5, 2018.
(2)	EBITDAre Multiple is calculated as Contractual Gross Sale Price divided by Hotel Adjusted EBITDAre. Cap Rate is calculated as Hotel Net Operating Income divided by Contractual Gross Sale Price.